Press Release

Cigna announces Leadership Changes to

accelerate next phase of growth

•	Eric Palmer becomes president and chief operating officer of Evernorth
•	Brian Evanko becomes chief financial officer of Cigna Corporation
•	Matt Manders assumes leadership of government business as president, government and solutions of Cigna Corporation
•	Everett Neville promoted to executive vice president, strategy and business development of Cigna Corporation
•	Aparna Abburi promoted to president, Medicare
•	Amy Bricker promoted to president, Express Scripts

BLOOMFIELD, Conn., Dec. 10, 2020 – Cigna Corporation (NYSE: CI) today announced leadership changes designed to accelerate the company’s growth through its two power brands, Cigna and Evernorth. Effective Jan. 1, 2021, Eric Palmer will become the president and chief operating officer of Evernorth; Brian Evanko will become executive vice president and chief financial officer of Cigna Corporation; Matt Manders will assume the role of president, government and solutions of Cigna Corporation; Everett Neville will assume the role of executive vice president, strategy and business development of Cigna Corporation; Aparna Abburi will assume the role of president, Medicare; and Amy Bricker will assume the role of president, Express Scripts.

“The depth and breadth of our leadership talent are a key strength of our organization,” said David M. Cordani, president and chief executive officer, Cigna Corporation. “These leaders have a track record of driving growth, and a relentless focus on supporting the diverse needs of all those we serve around the world by delivering on our promise of making health care more affordable, predictable, and simple. I am pleased that our long-standing commitment to talent development allows us to strategically place our seasoned team of leaders in key positions that will maximize value-creation and value-generation for our customers, clients, and shareholders.”

Eric Palmer named president and chief operating officer of Evernorth

Palmer has been named president and chief operating officer of Evernorth. In this new role, Palmer will have oversight of Evernorth’s pharmacy services, care management services and benefit management services. He will remain a member of Cigna Corporation’s enterprise leadership team, and will report to Tim Wentworth, chief executive officer of Evernorth.

Palmer joined the company in 1998, and currently serves as chief financial officer. Over the course of his more than 22 years at Cigna, Palmer has held multiple key finance and actuarial leadership roles, and contributed to the success of the combination of Cigna and Express Scripts, as well as the launch of Evernorth. Palmer’s market perspective, deep business experience and focus on value creation make him uniquely suited to lead Evernorth operations through its new and exciting chapter of growth.

Brian Evanko named executive vice president and chief financial officer of Cigna

Evanko has been named the new chief financial officer of Cigna Corporation. As CFO, Evanko will assume leadership for all of Cigna Corporation's financial operations and functions, including the company’s investment management and underwriting units. He will continue to report to David Cordani.

Evanko joined Cigna in 1998, and currently serves as president, government business, where he led the growth strategy for each of its businesses. Evanko has held multiple key leadership roles over the span of his 22-year Cigna career, including serving as business financial officer for Cigna's global individual operations.

Matt Manders assumes oversight of government business

Manders is assuming an expanded leadership role as president, government and solutions for Cigna Corporation. In addition to oversight of Cigna Solutions, Manders will lead Cigna’s U.S. government business segment, including all Medicare, Individual, and Medicaid product offerings.

Over his 30-year career with Cigna, Manders has served in a variety of key commercial and strategic leadership roles in the U.S. and abroad, including previously serving as president, government and individual programs. His experience at the helm of multiple Cigna businesses and functions will support the continued rapid growth of the government businesses.

Everett Neville named executive vice president, strategy and business development

Neville has been named executive vice president, strategy and business development. In this new role, Neville will have oversight of Cigna Corporation’s strategy, corporate development, business development, and Cigna Ventures. Reporting to David Cordani, he will become a member of Cigna Corporation’s enterprise leadership team.

A pharmacist by training, Neville joined Cigna’s Express Scripts business in 1998. He most recently served as senior vice president, value creation for Cigna Corporation. Over the span of his career with Express Scripts, he held leadership roles in supply chain and in the health plan division.

Aparna Abburi promoted to president, Medicare business

Abburi has been named president, Medicare. In this role, Abburi will continue leading Cigna’s Medicare Advantage business, and will also assume oversight of Cigna Supplemental Benefits and Government Pharmacy.

Abburi joined Cigna in July, 2020, from Health Care Services Corporation (HCSC), where she served as president of the Medicare business.

Amy Bricker promoted to president, Express Scripts business

Bricker has been named president, Express Scripts. Bricker’s responsibilities will expand from leading supply chain and drug procurement, to leadership for all of Evernorth’s pharmacy benefit management (PBM) services.

Over the past decade with Express Scripts, Bricker, a pharmacist by training, has served in a variety of key leadership roles in pharmacy network management, supply chain economics, and retail contracting and strategy.

About Cigna

Cigna Corporation is a global health service company dedicated to improving the health, well-being and peace of mind of those we serve. Cigna delivers choice, predictability, affordability and access to quality care through integrated capabilities and connected, personalized solutions that advance whole person health. All products and services are provided exclusively by or through operating subsidiaries of Cigna Corporation, including Cigna Health and Life Insurance Company, Cigna Life Insurance Company of New York, Connecticut General Life Insurance Company, Evernorth companies or their affiliates, Express Scripts companies or their affiliates, and Life Insurance Company of North America. Such products and services include an integrated suite of health services, such as medical, dental, behavioral health, pharmacy, vision, supplemental benefits, and other related products. Cigna maintains sales capability in over 30 countries and jurisdictions, and has approximately 190 million customer relationships throughout the world. To learn more about Cigna®, including links to follow us on Facebook or Twitter, visit www.cigna.com.

About Evernorth

Evernorth is the brand for Cigna’s growing, high-performing health services portfolio. The Evernorth brand is anchored by Evernorth Health, Inc., a wholly-owned subsidiary of Cigna Corporation, and the parent company of the Express Scripts, Accredo, and eviCore companies. Evernorth brings together and coordinates premier health services offerings to deliver innovative and flexible solutions for health plans, employers, and government programs. All Evernorth solutions are serviced and provided by or through operating affiliates of Evernorth Health or third-party partners. To learn more about Evernorth, visit www.Evernorth.com.

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